EXHIBIT 2.1


                                THERMO TERRA TECH

                     AGREEMENT OF DISSOLUTION OF PARTNERSHIP


             WHEREAS, the partners identified below (the "Partners") are parties to that certain Agreement of Partnership dated May 16, 1994 (the "Partnership Agreement"), establishing a Massachusetts general partnership known as Thermo Terra Tech (the "Partnership"); and

             WHEREAS, the Partners wish to dissolve the Partnership;

             NOW, THEREFORE, in consideration of the mutual obligations set forth below and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

             1. Dissolution. The Partnership is hereby dissolved pursuant to Section 8.01(a)(i) of the Partnership Agreement, effective as of April 2, 1995.

             2.   Distributions of Partnership Assets.

                  (a)  Pursuant to, and subject to the provisions of,
        Section 8.02 of the Partnership Agreement, the Partnership does hereby distribute, grant, convey, assign, transfer and deliver to each respective Partner, in kind, all of the Partnership's right, title and interest in and to the property, assets and benefits, wherever located, originally transferred by such Partner to the Partnership upon the establishment of the Partnership (with respect to each Partner, such "Partner's Assets") pursuant to that certain Bill of Sale and Assumption of Liabilities dated May 16, 1994 between the Partnership and such Partner (with respect to each Partner, such "Partner's Bill of Sale"), together with all other property, assets and benefits acquired by the Partnership and used in the business or businesses conducted by the Partnership with such Partner's Assets, and including, without other limitation:

                  (i) All fixed assets and other tangible property, machinery, tools, equipment, dies, patterns, blueprints, furniture, equipment, books, records and supplies, relating to such Partner's Assets;

                  (ii) All inventories relating to such Partner's Assets including raw materials, work in process, finished goods and packaging and shipping materials wherever located;

                  (iii) All customer lists, orders and inquiries, all
             claims and rights of recovery or setoff against suppliers
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             and vendors, and any rights under agreements and contracts, relating to such Partner's Assets;

                  (iv) All inventions, patents, transferable licenses, transferable permits and transferable franchises, copyrights and know-how, proprietary software and computer programs, relating to such Partner's Assets; and

                  (v) Any trade accounts receivable, notes receivable and miscellaneous receivables relating to such Partner's Assets.

                  (b) For purposes of this Section 2, any property, assets and benefits acquired by the Partnership in consideration of cash or cash equivalents that had been contributed to the Partnership by Terra Tech shall be deemed to be Partner's Assets of Terra Tech, and the Partnership does hereby distribute, grant, convey, assign, transfer and deliver to Terra Tech all of the Partnership's right, title and interest in and to any such Partner's Assets, wherever located.

             3.   Warranties.

                  (a) The Partnership hereby warrants, covenants and promises to each Partner that it is the lawful owner of such Partner's respective Partner's Assets, that it has good right to transfer the same as aforesaid, and that it will warrant and defend the same against the lawful claims and demands of all persons; provided, however, that no such warranty, covenant or promise is made if and to the extent that any defect in title is a direct or indirect result of any misrepresentations and/or breaches of warranties of title set forth in such Partner's Bill of Sale.

                  (b) THE FOREGOING TRANSFERS ARE MADE "AS IS" AND ALL WARRANTIES OF CONDITION, MERCHANTABILITY, QUALITY OR FITNESS FOR USE, OR ANY OTHER WARRANTY, EXPRESSED OR IMPLIED, WITH THE EXCEPTION OF WARRANTIES OF TITLE SET FORTH HEREIN ARE HEREBY DISCLAIMED.

                  (c) Notwithstanding the foregoing, to the extent that the assignment of any contract or authorization by the Partnership to a Partner would constitute a breach thereof, this Agreement shall not constitute a contract to assign same. If the Partnership shall fail to obtain the consent of any party necessary to effect an assignment to any Partner of any such contract or authorization requiring such consent, the Partnership shall cooperate with such Partner in any reasonable arrangement requested by such Partner designed to provide for such Partner the benefit, monetary or otherwise, of any such contract or authorization, including enforcement of any and all rights of the Partnership against the other party thereto arising out of breach or cancellation thereof by such other party or otherwise.

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             4.   Assumptions of Liabilities.

                  (a)  Each Partner hereby assumes any and all
        liabilities, commitments and obligations of the Partnership originally transferred by such Partner to the Partnership upon the establishment of the Partnership (with respect to each Partner, such "Partner's Liabilities") pursuant to such Partner's respective Partner's Bill of Sale, to the extent that such Partner's Liabilities have not been discharged by the Partnership prior to the date hereof, together with all other liabilities, commitments and obligations assumed or incurred by the Partnership in connection with the business or businesses conducted by the Partnership with such Partner's Assets, and agrees to perform, pay and discharge such Partner's Liabilities, and warrants that it will indemnify and hold harmless the Partnership and every other Partner against such Partner's failure to do so.

                  (b) For purposes of this Section 4 of this Agreement, any and all liabilities, commitments and obligations incurred or assumed by the Partnership in connection with any business or businesses acquired by the Partnership in consideration of cash or cash equivalents that had been contributed to the Partnership by Terra Tech shall be deemed to be Terra Tech's Partner's Liabilities, and Terra Tech hereby assumes any and all such Partner's Liabilities, together with all other liabilities, commitments and obligations assumed or incurred by the Partnership in connection with the business or businesses conducted by the Partnership with the assets so acquired, and agrees to perform, pay and discharge such Partner's Liabilities, and warrants that it will indemnify and hold harmless the Partnership and every other Partner against Terra Tech's failure to do so.

             5. Releases. The Partnership and each of the Partners hereby release, hold harmless and forever discharge one another, and their respective successors and assigns, of and from any and all actions, causes of action, claims, demands, costs, liabilities, losses, expenses and compensation, past, present or future, known or unknown, accrued or unaccrued, which the Partnership and/or any Partner ever had, now has or may have against any of one or more of the Partners under Section 5.03 of the Partnership Agreement.

             6. Termination of the Partnership. The Partnership shall be terminated in accordance with the provisions of Section 8.01(c) of the Partnership Agreement.

             7. Successors and Assigns. Each and every provision hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.


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             8.   Entire Agreement.  This Agreement constitutes the full
        and complete agreement of the parties hereto with respect to the subject matter hereof.

             9. Captions. Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

             10. Counterparts. This Agreement may be executed in a number of counterparts, all of which together shall for all purposes constitute one Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart.

             11. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

             12. Gender, Etc. In the case of all terms used in this Agreement, the singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

             13. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Partner or of the Partnership other than a Partner who is such a creditor of the Partnership.

             14. Definitions. Capitalized terms used in this Agreement without definition shall have the respective meanings assigned to them in the Partnership Agreement.

             IN WITNESS WHEREOF, the parties have executed this Agreement on May 9, 1995, to be effective as of the 2nd day of April, 1995.


        THE PARTNERSHIP:                   THERMO TERRA TECH

                                           By:  TERRA TECH LABS INC.

                                           Its: General Partner

                                                By: John P. Appleton
                                                   ---------------------
                                                        John P. Appleton
                                                Title:  Attorney-in-Fact




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        THE PARTNERS:



        TERRA TECH LABS INC.                    SKINNER & SHERMAN, INC.

        By: John P. Appleton                    By: Arvin H. Smith
            --------------------                    ------------------
                John P. Appleton                        Arvin H. Smith
        Title:  Attorney-in-Fact                Title:  Attorney-in-Fact



        EBERLINE ANALYTICAL CORPORATION         TMA/NORCAL INC.

        By: Arvin H. Smith                      By: Arvin H. Smith
            ------------------                      ------------------
                Arvin H. Smith                          Arvin H. Smith
        Title:  Attorney-in-Fact                Title:  Attorney-in-Fact



        NORMANDEAU ASSOCIATES INC.              BETTIGOLE, ANDREWS &
                                                CLARK INC.

        By:Arvin H. Smith                       By: Arvin H. Smith
           -------------------                      ------------------
                Arvin H. Smith                          Arvin H. Smith
        Title:  Attorney-in-Fact                Title:  Attorney-in-Fact



        FELLOWS, READ & ASSOCIATES INC.         THERMO CONSULTING
                                                ENGINEERS INC.

        By: Arvin H. Smith                      By: Arvin H. Smith
            ------------------                      ------------------
                Arvin H. Smith                          Arvin H. Smith
        Title:  Attorney-in-Fact                Title:  Attorney-in-Fact




        AA951430010